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                                                                       EXHIBIT 2

                       OFFER OF SHARES PURSUANT TO THE
                          FIGGIE INTERNATIONAL INC.
              1993 RESTRICTED STOCK PURCHASE PLAN FOR EMPLOYEES
              -------------------------------------------------

To: Harry E. Figgie, Jr.

Please be advised that the Stock Option Committee (the "Committee") of the Board of Directors of Figgie International Inc. (the "Corporation") pursuant to the 1993 Restricted Stock Purchase Plan for Employees (the "Plan") has on the date hereof allocated to Offeree an aggregate of 56,450 shares of the Corporation's Class A Common Stock, par value $.10 per share, and 100,000 shares of the Corporation's Class B Common Stock, par value $.10 per share, which may be purchased by Offeree at a purchase price of One Dollar ($1.00) per share pursuant to the Plan.

In addition to the restrictions contained in the Plan, in the event Offeree elects either normal retirement or early retirement, as such terms as defined in the Figgie International Retirement Income Plan, Offeree will be required, within ninety (90) days prior to his retirement, to return to the Corporation for repurchase a portion of the shares of Class A and B Common Stock covered by this Offer, as set forth below based on his date of retirement. In such event, the Corporation will repurchase such shares from the Offeree at a price equal to the lesser of the purchase price paid by such Offeree for such shares or the fair market value of such shares as of the date the Corporation repurchases such shares.

                                                    Percentage of Shares
                                                        of each Class
          Date of Retirement                          to be Repurchased
          ------------------                        --------------------
Between July 1, 1993 and December 31, 1993                  100%
Between January 1, 1994 and June 30, 1994                    90%
Between July 1, 1994 and December 31, 1994                   80%
Between January 1, 1995 and June 30, 1995                    70%
Between July 1, 1995 and December 31, 1995                   60%
Between January 1, 1996 and June 30, 1996                    50%
Between July 1, 1996 and December 31, 1996                   40%
Between January 1, 1997 and June 30, 1997                    30%
Between July 1, 1997 and December 31, 1997                   20%
Between January 1, 1998 and July 1, 1998                     10%

In order for such shares of Class A and Class B Common Stock to be purchased by and issued to the Offeree, the Plan requires that such shares be registered or exempt from registration under the applicable securities or blue sky laws of the state wherein the Offeree resides, and that the Offeree, before the expiration of sixty (60) days from the date of this Offer (unless such period shall be extended by the Committee), execute and deliver to the Corporation's representative named below, in duplicate, the enclosed Acceptance of Offer and Escrow Agreement (including Stock Power attached thereto), together with the sum of $156,450.00 in payment of the purchase price for the shares of Class A and Class B Common Stock.

                                                   /s/ Cheri A. Costello
                                                   ---------------------------
                                                   Plan Representative